This report is signed on behalf of the registrant (or depositor or trustee).

City of: LANSING State of: MICHIGAN  Date:  November 27,
1996

Name of Registrant, Depositor, or Trustee:  JNL SERIES TRUST

By (Name and Title):                 Witness (Name and
Title):


/s/  Andrew B. Hopping               /s/  Thomas J. Meyer

ANDREW B. HOPPING                    THOMAS J. MEYER
VICE PRESIDENT &                        VICE PRESIDENT &
TREASURER                            SECRETARY